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                       DRESDNER RCM INVESTMENT FUNDS INC.

                            Dresdner RCM Europe Fund

               Special Meeting of Stockholders - December 18, 2000

THE REORGANIZATION MAY RESULT IN CANADIAN RESIDENT STOCKHOLDERS BEING SUBJECT TO TAX

Notwithstanding disclosure respecting U.S. tax matters contained in the combined proxy statement and prospectus of the Dresdner RCM Investment Funds Inc. of November 1, 2000, as a result of the reorganization described therein, a stockholder resident in Canada who receives New Fund shares in place of their existing Fund shares will generally be treated as having disposed of their Fund shares for Canadian tax purposes and may realize taxable income or loss. Stockholders resident in Canada should consult their own tax advisors for advice on the Canadian tax consequences of the reorganization and the availability, if any, of tax deferred treatment in Canada.